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                                                                 EXHIBIT 99.8(l)

                              BLACKROCK FUNDS/SM/

                         EXPENSE LIMITATION AGREEMENT


          EXPENSE LIMITATION AGREEMENT, dated as of June 6, 2000, by and between BlackRock International, Ltd. ("BlackRock") and BlackRock Funds/SM/ (the "Company"), on behalf of certain portfolios of the Company set forth in Schedule A (each a "Portfolio", and collectively, the "Portfolios").

          WHEREAS, the Company is a Massachusetts Business Trust organized under a Declaration of Trust dated December 22, 1988 (the "Declaration"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company; and

          WHEREAS, the Company and BlackRock have entered into an Investment Advisory Agreement (the "Advisory Agreement"), pursuant to which BlackRock will render investment advisory services to each Portfolio for compensation based on the value of the average daily net assets of each such Portfolio; and

          WHEREAS, the Company and BlackRock have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to maintain certain expenses of each Portfolio at a level below the level to which each such Portfolio would normally be subject.

          NOW, THEREFORE, the parties hereto agree as follows:

       1. EXPENSE LIMITATION.

          1.1 APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses incurred by a Portfolio in any one year period beginning on June 6 (each, an "Applicable Year") which are not specifically allocated to a class of shares of a Portfolio under the Company's Rule 18f-3 Plan, including but not limited to investment advisory fees of BlackRock (but excluding: (i) interest, taxes, brokerage commissions, and other expenditures which are capitalized in accordance with generally accepted accounting principles; (ii) expenses specifically allocated to a class of shares of a Portfolio under the Company's Rule 18f-3 Plan such as Rule 12b-1 expenses and transfer agency fees; and (iii) other extraordinary expenses not incurred in the ordinary course of such Portfolio's business) ("Portfolio Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of BlackRock.

          1.2 OPERATING EXPENSE LIMIT. The Operating Expense Limit in any Applicable Year shall be as set forth in Schedule A as to each Portfolio, or such other rate as may be agreed to in writing by the parties.
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          1.3  METHOD OF COMPUTATION.  To determine BlackRock's liability with respect to the Excess Amount, each month the Portfolio Operating Expenses for each Portfolio shall be annualized for the Applicable Year as of the last day of the month. If such annualized Portfolio Operating Expenses for any month of a Portfolio exceed the Operating Expense Limit of such Portfolio, BlackRock shall first waive or reduce its investment advisory management fee for such month by an amount sufficient to reduce the annualized Portfolio Operating Expenses for the Applicable Year to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, BlackRock may also remit to the appropriate Portfolio or Portfolios an amount that, together with the waived or reduced advisory fee, is sufficient to pay such Excess Amount.

          1.4 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each Applicable Year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by BlackRock to the Portfolio or Portfolios with respect to the previous Applicable Year shall equal the Excess Amount.

     2.  REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

          2.1 REIMBURSEMENT. If in any Applicable Year during which the total assets of a Portfolio are greater than $50 million and in which the Advisory Agreement is still in effect, the estimated aggregate Portfolio Operating Expenses of such Portfolio for the Applicable Year are less than the Operating Expense Limit for that Applicable Year, subject to quarterly approval by the Company's Board of Trustees as provided in Section 2.2 below, BlackRock shall be entitled to reimbursement by such Portfolio, in whole or in part as provided below, of the advisory fees waived or reduced and other payments remitted by BlackRock to such Portfolio pursuant to Section 1 hereof. The total amount of reimbursement to which BlackRock may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by BlackRock and all other payments remitted by BlackRock to the Portfolio, pursuant to Section 1 hereof, during any of the previous two (2) Applicable Years, less any reimbursement previously paid by such Portfolio to BlackRock, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

          2.2 BOARD APPROVAL. No reimbursement shall be paid to BlackRock pursuant to this provision unless the Company's Board of Trustees has determined that the payment of such reimbursement is in the best interests of the Portfolio or Portfolios and their shareholders. The Company's Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to BlackRock for the relevant succeeding quarterly period.

          2.3 METHOD OF COMPUTATION. To determine each Portfolio's payments, if any, to reimburse BlackRock for the Reimbursement Amount, each month the Portfolio Operating Expenses of each Portfolio shall be annualized for the Applicable Year as of the last day of the month. If such annualized Portfolio Operating Expenses of a Portfolio for any month
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are less than the Operating Expense Limit of such Portfolio, such Portfolio, only with the prior approval of the Board, shall pay to BlackRock an amount sufficient to increase the annualized Portfolio Operating Expenses of that Portfolio to an amount no greater than the Operating Expense Limit of that Portfolio, provided that such amount paid to BlackRock will in no event exceed the total Reimbursement Amount. In the event the Operating Expense Limit for a Portfolio is increased subsequent to an Applicable Year in which BlackRock becomes entitled to reimbursement hereunder for fees waived or reduced or amounts otherwise remitted to that Portfolio, the amount available to reimburse BlackRock in accordance with this Section 2.3 shall be calculated by reference to the Operating Expense Limit for that Portfolio in effect at the time BlackRock became entitled to receive such reimbursement, rather than the subsequently increased Operating Expense Limit for that Portfolio.

          2.4 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each Applicable Year, an adjustment payment shall be made by the appropriate party in order that the actual Portfolio Operating Expenses of a Portfolio for the prior Applicable Year (including any reimbursement payments hereunder with respect to such Applicable Year) do not exceed the Operating Expense Limit.

      3.  TERM AND TERMINATION OF AGREEMENT.

          This Agreement shall continue in effect until June 6, 2001 and from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Company who (i) are not "interested persons" of the Company or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon 90 days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Company, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Company or by a vote of a majority of the outstanding voting securities of the Company.

      4.  MISCELLANEOUS.

          4.1 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

          4.2 INTERPRETATION. This Agreement shall be construed in accordance with the laws of the State of New York. Nothing herein contained shall be deemed to require the Company or any Portfolio to take any action contrary to the Company's Declaration or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Company or the Portfolios.
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          4.3  DEFINITIONS.  Any questions of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

          4.4 CERTAIN LIABILITIES. The names "BlackRock Funds" and "Trustees of BlackRock Funds" refer specifically to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Company. The obligations of "BlackRock Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are not made individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, representatives or agents of the Company personally, but bind only the Trust property (as defined in the Declaration of Trust), and all persons dealing with any Fund or class of shares of the Company must look solely to the Trust property belonging to such Fund or class for the enforcement of any claims against the Company.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.



ATTEST:                             BLACKROCK FUNDS/SM/
                                    ON BEHALF OF ITS PORTFOLIOS



_______________________             By:______________________________
      Secretary



ATTEST:                             BLACKROCK INTERNATIONAL, LTD.



________________________            By:______________________________
      Secretary
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                                   SCHEDULE A
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
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
This Agreement relates to the following Portfolios of the Company    Operating Expense
                                                                           Limit
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European Equity                                                                1.275%
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Asia Pacific Equity                                                            1.275%
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